UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2022

CPI CARD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37584 (Commission File Number)	26-0344657 (I.R.S. Employer Identification No.)

	CPI Card Group Inc. 10368 W Centennial Road, Littleton, CO (Address of principal executive offices)	80127 (Zip Code)

(720) 681-6304

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PMTS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 7, 2022 (the “Effective Date”), the Board of Directors (the “Board”) of CPI Card Group Inc. (the “Company”) approved the promotion of (i) Lane Dubin from his position as the Company’s Senior Vice President and General Manager, Personalization, Prepaid and Instant Issuance to the newly created position of Executive Vice President and Chief Development and Digital Officer (“Chief Development and Digital Officer”), and (ii) John Lowe from his position as the Company’s Senior Vice President and General Manager of Secure Card to Executive Vice President, End-to-End Payment Solutions.

In connection with Mr. Dubin’s appointment as Chief Development and Digital Officer, on December 7, 2022 and effective as of the Effective Date, the Company entered into an employment agreement with Mr. Dubin (the “Employment Agreement”), with a term beginning on the Effective Date and ending on June 30, 2024, unless earlier terminated or extended by the parties.

Under the Employment Agreement, in the event of a termination of his employment by the Company without cause or by Mr. Dubin (a) for good reason or (b) other than for good reason and effective as of June 30, 2023, December 31, 2023 or June 30, 2024 (each, a “Severance Termination Event”), subject to his execution and delivery of a release of claims, Mr. Dubin will receive (i) severance payments equal to 1.0 times (1.5 times in the case of a Severance Termination Event that occurs within six months prior to or 24 months following a change in control of the Company (a “CIC Severance Termination Event”)) the sum of Mr. Dubin’s annual base salary and target bonus for the year of the termination; (ii) the sum of (y) the Employee’s Quarterly Performance Incentive (as defined in the CPI Card Group Inc. Executive Short-Term Incentive Plan (the “STIP”)) for the calendar quarter in which such termination occurs, including any related “catch-up” payment with respect to such quarter as determined in accordance with the STIP and (z) the Annual Performance Incentives determined under the STIP, in each case, based on the Company’s actual performance and pro-rated based on the number of days Mr. Dubin was employed by the Company during such period; (iii) reimbursement for the cost of up to 18 months of continuation coverage under the Company’s health and welfare plans at active employee rates; (iv) six months of outplacement services; (v) in the case of a termination of employment by the Company without cause, by Mr. Dubin for good reason or by Mr. Dubin other than for good reason and effective on or after December 31, 2023, (1) the continued vesting of any awards granted to Mr. Dubin after the Effective Date through the two-year anniversary of the end of the Severance Period (as defined below), and (2) the vested and unexercised portions of any stock option awards held by Mr. Dubin will remain outstanding and exercisable until the earlier of (A) the two-year anniversary of the end of the Severance Period and (B) the original expiration date of the stock option award; and (vi) in the case of a CIC Severance Termination Event, full vesting of his outstanding equity awards, with the performance-based equity awards vesting at the target level of performance. For purposes of the Employment Agreement, “Severance Period” means the shorter of (i) the 12-month period (18-month period in the case of a Severance Termination Event incurred in connection with a change in control) commencing on the date of Mr. Dubin’s termination of employment and (ii) the period commencing on the termination date and ending on the date that Mr. Dubin violates the Confidentiality, Trade Secret Protection, Unfair Competition, Non-Solicitation, and Invention Assignment Agreement, by and between Mr. Dubin and CPI Card Group-Colorado, Inc., effective as of April 8, 2019 (the “Confidentiality Agreement”). The Employment Agreement extended the restricted period under the Confidentiality Agreement to a period of two years following the cessation of Mr. Dubin’s employment. The Company has the right pursuant to the Employment Agreement to terminate Mr. Dubin’s employment other than for cause upon 60 calendar days written notice; provided that (i) any such termination which would be effective after June 30, 2023 but before December 31, 2023 will be deemed effective as of December 31, 2023, and (ii) any such termination which would otherwise be effective after December 31, 2023 and before June 30, 2024 will be deemed effective as of June 30, 2024.

Item 7.01 Regulation FD Disclosure.

On December 13, 2022, the Company issued a press release announcing the promotions of Mr. Dubin to Chief Development and Digital Officer and Mr. Lowe to Executive Vice President, End-to-End Payment Solutions. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information in the press release attached as Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01   Financial Statements and Exhibits.

(d) The following exhibit is being filed herewith:

Exhibit	Description

99.1	Press Release dated December 13, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CARD GROUP INC.

Dated: December 13, 2022	By:	/s/ Sarah J. Kilgore
	Name:	Sarah J. Kilgore
	Title:	Chief Legal and Compliance Officer